For Immediate Release
October 22, 2003

               AJS BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

AJS Bancorp, Inc. (Electronic Bulletin Board; AJSB.OB), the holding company for A.J. Smith Federal Savings Bank of Midlothian, Illinois today reported consolidated net income of $331,000 for the third quarter ended September 30, 2003 as compared to $576,000 for the same quarter in 2002. Basic and diluted earnings were $0.14 per share for the quarter ended September 30, 2003 compared to $0.25 per share for the same period in 2002. Net income for the nine months ended September 30, 2003 was $1.1 million compared to net income of $1.7 million for the nine months ended September 30, 2002. Basic and diluted earnings were
0.48 per share and 0.71 per share for the respective nine-month periods ended September 30, 2003 and 2002. As discussed in more detail below, the decreases in net income for the comparative three and nine-month periods primarily reflect decreases in net interest income and non-interest income and an increase in non-interest expense.

Total assets as of September 30, 2003 were $239.5 million, an increase of $16.9 million or 7.6% from $222.6 million at December 31, 2002. Loans receivable increased $15.7 million to $151.9 million at September 30, 2003 due to higher demand caused mostly by existing and new customers refinancing their mortgage in the historically low interest rate environment. Federal Home Loan Bank stock increased $8.9 million to $13.4 million at September 30, 2003 due to the above-market yield typically generated from the quarterly dividends paid on the stock. Total deposits increased $15.5 million or 9.2% to $184.5 million at September 30, 2003 from $169.0 million at December 31, 2002. This increase was largely due to greater marketing efforts and promotional deposit rates associated with the December 2002 opening of our new branch facility in Orland Park, Illinois.

Total stockholders' equity decreased to $33.3 million at September 30, 2003 from $33.6 million at December 31, 2002. The decrease in stockholders' equity primarily reflects a decrease in other comprehensive income and the purchase of common stock during the period offset by net income of $1.1 million for the nine months ended September 30, 2003. In addition, at our annual meeting on May 21, 2003, shareholders approved the implementation of a recognition and retention plan (RRP). Awards made under the RRP will vest over five years, and will result in an increase in monthly compensation expense of approximately $18,000. Treasury shares, as well as new shares issued, were used to fund the RRP plan.

INCOME INFORMATION -THREE MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002:

Net interest income decreased by $98,000 or 5.1% to $1.8 for the quarter ended September 30, 2003 from $1.9 million for the same quarter in 2002. The decline in net interest income was primarily due to a decrease in the net interest rate spread and the net interest margin to 2.93% and 3.20%, respectively for the quarter ended September 30, 2003 from 3.41% and 3.74% for the prior year quarter. The decrease in the spread and the net interest margin was largely due to the decrease in the average yield on interest earning assets exceeding the decrease in the cost of funds as interest earning assets and interest-bearing liabilities both repriced downward in the declining interest rate environment that existed in 2003 and 2002.

We did not establish a provision for loan losses during the quarters ended September 30, 2003 or 2002. However, there were $10,000 in loan loss recoveries during the three months ended September 30, 2003. At September 30, 2003 and December 31, 2002 our allowance for loan losses was $2.0 million and $2.1 million or 1.4% and 1.5% of total loans, respectively. Management does not believe that additional loan loss provisions are warranted at this time given the amount in the allowance for loan losses and the composition and inherent and known risks in our loan portfolio, however, should any unforeseen risks present themselves management may need to increase the provision in the future.

Noninterest income decreased $115,000 to $297,000 for the quarter ended September 30, 2003. The decrease in noninterest income was due to a $30,000 decrease in insurance commissions, and a $108,000 decrease in other non-interest income, offset by a $23,000 increase in service charges. The decrease in insurance commissions is the result of lower overall insurance and annuity sales. Other noninterest income decreased primarily as a result of decreased profit on the sale of real estate. In addition, the Company made a decision to cut back the staffing in the correspondent loan department, resulting in a decrease in loan volume and income from that department. Offsetting these decreases in other non-interest income was an increase in the profit on the sale of mortgage-backed securities. Service charges increased primarily due to prepayment penalties charged on prepaid commercial loans.

Noninterest expense increased to $1.6 million from $1.4 million for the quarter ended September 30, 2003 compared to the same period in 2002. Salaries and benefits, occupancy and other non-interest expense increased by $235,000, partially offset by a decrease in advertising and promotion costs of $16,000. The increase in salaries and benefit costs was partially the result of the implementation of the RRP. Also contributing to this rise in salaries and benefits were increases in compensation to employees, employee stock ownership expense, and group insurance. Occupancy costs increased $44,000 due to increased real estate taxes and repairs and maintenance to the buildings. Other noninterest expense increased $41,000 as a result of increased postage costs, and higher cash station fees.

INCOME INFORMATION -NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002:

Net interest income decreased by $327,000 or 5.6% to $5.5 million for the nine months ended September 30, 2003 from $5.8 million for the same period in 2002. Our net interest rate spread decreased 57 basis points to 2.91% from 3.48% while our net interest margin decreased 66 basis points to 3.20% from 3.86%. The decrease in our net interest rate spread and net interest margin reflects the downward repricing of interest-bearing assets in excess of the repricing of cost of funds. Although market interest rates have not decreased significantly recently, the effects of the lower rates are still affecting our net interest income.

We did not establish a provision for loan losses during the nine months ended September 30, 2003 compared to a $20,000 provision for loan losses for the same period in 2002. In addition, there were $61,000 in loan loss recoveries for the nine months ended September 30, 2003. During the nine months ended September 30, 2003, the Bank recovered a total of $61,000 on four separate mortgage loan losses. Management does not believe that additional loan loss provisions are warranted at this time given the amount in the allowance for loan losses and the composition and inherent and known risks in our loan portfolio, however, should any unforeseen risks present themselves management may need to increase the provision in the future.

Noninterest income decreased $431,000 to $855,000 for the nine months ended September 30, 2003 from $1.3 million for the comparable period in 2002. The decrease was the result of reductions in insurance commission income and other noninterest income to $228,000 and $220,000, respectively for the nine months ended September 30, 2003. The decrease in insurance commissions was due to lower sales of annuity products during the nine-month period ended September 30, 2003 when compared to the same period in 2002. The decrease in other non-interest income was primarily due to a decrease in correspondent lending fees as a result of the Company's decision to cut back the staffing in that department which resulted in a decrease in loan volume. A decrease in the profit on the sale of real estate also contributed to lower other noninterest income.

Noninterest expense increased $239,000 to $4.6 million for the nine months ended September 30, 2003 from $4.4 million for the comparable period in 2002. Salaries and benefits increased $223,000 for the comparable periods, occupancy costs increased $32,000, whereas advertising and promotion expense decreased $19,000 for the nine-month period ended September 30, 2003 compared to the same period in 2002. As mentioned in the quarterly information, the increase in salaries and benefit costs was partially the result of the implementation of the RRP. Also contributing to higher salary and benefit costs were increases in overall compensation and employee stock ownership plan expenses. Occupancy expenses increased due to increased real estate taxes and costs of repairs and maintenance to the office buildings offset somewhat by decreases in depreciation expenses. Advertising and promotion costs decreased due to a reduction in radio and television promotions.

Other financial information is included in the tables that follow.

This press release contains certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated" and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Contact: Lyn G. Rupich
         President
         708-687-7400

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands (except per share data)
(Unaudited)
                                                    30-Sep-03    31-Dec-02
ASSETS

Cash and due from financial Institutions            $  17,529    $  16,896
Federal funds Sold                                      4,000        6,000
                                                    ----------------------
TOTAL CASH AND CASH EQUIVALENTS                        21,529       22,896

Certificates of deposit                                     0            0
Securities                                             44,209       52,263
Loans receivable net of allowance for loan loss
   of $2,012 at September 30, 2003, and $2,082
   at December 31, 2002                               151,854      136,134
Federal Home Loan Bank Stock                           13,377        4,477
Premises and equipment                                  4,842        4,595
Accrued interest receivable & other assets              3,677        2,205
                                                    ----------------------
TOTAL ASSETS                                        $ 239,488    $ 222,570
                                                    ======================

LIABILITIES AND SHAREHOLDERS EQUITY
Deposits                                              184,502    $ 169,008
Federal Home Loan Bank advances                        18,500       16,000
Advance payments by borrowers for taxes
   and insurance                                          626        1,459
Accrued expenses and other liabilities                  2,592        2,457
                                                    ----------------------

TOTAL LIABILITIES                                     206,220      188,924
TOTAL EQUITY                                           33,268       33,646
                                                    ----------------------
TOTAL LIABILITIES AND EQUITY                        $ 239,488    $ 222,570
                                                    ======================

                                                    30-Sep-03    30-Sep-02
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees                               $   7,045    $   7,365
Securities                                              1,773        2,216
Interest bearing deposits & other                         408          279
Federal Funds Sold                                         93           50
                                                    ----------------------
TOTAL INTEREST INCOME                                   9,319        9,910

INTEREST EXPENSE ON DEPOSITS
Deposits                                                3,206        3,546
Federal Home Loan Bank & Other                            644          568
                                                    ----------------------
Total Interest Expense                                  3,850        4,114
                                                    ----------------------
NET INTEREST INCOME                                     5,469        5,796
Provision for loan losses                                 (61)          20
                                                    ----------------------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                          5,530        5,776

NON-INTEREST INCOME
Insurance commissions                                     228          308
Service charges on deposit accounts                       407          378
Other                                                     220          600
                                                    ----------------------
TOTAL NON-INTEREST INCOME                                 855        1,286

NON-INTEREST EXPENSE
Salaries and employee benefits                          2,679        2,456
Occupancy                                                 653          621
Data processing                                           282          291
Advertising & promotion                                   200          219
Other                                                     809          797
                                                    ----------------------
TOTAL NON-INTEREST EXPENSE                              4,623        4,384

INCOME BEFORE INCOME TAXES                              1,762        2,678
Income Tax Expense                                        648        1,015
                                                    ----------------------
NET INCOME                                          $   1,114    $   1,663
                                                    ======================
Net Income per Share                                $    0.48    $    0.71

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands
For the Three months ended 9/30/03

                                             For the Three     For the Three
                                              Months ended      Months ended
                                               9/30/2003         9/30/2002
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees                           $ 2,364          $ 2,416
Securities                                          502              746
Interest bearing deposits & other                   205              118
Federal Funds Sold                                   16                5
                                                ------------------------
TOTAL INTEREST INCOME                             3,087            3,285

INTEREST EXPENSE ON DEPOSITS
Deposits                                          1,040            1,160
Federal Home Loan Bank & Other                      217              197
                                                ------------------------
Total Interest Expense                            1,257            1,357
                                                ------------------------
NET INTEREST INCOME                               1,830            1,928
Provision for loan losses                           (10)               0
                                                ------------------------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                    1,840            1,928

NON-INTEREST INCOME
Insurance commissions                                72              102
Service charges on deposit accounts                 150              127
Other                                                75              183
                                                ------------------------
TOTAL NON-INTEREST INCOME                           297              412

NON-INTEREST EXPENSE
Salaries and employee benefits                      960              810
Occupancy                                           225              181
Data processing                                      97               89
Advertising & promotion                              58               74
Other                                               279              238
                                                ------------------------
TOTAL NON-INTEREST EXPENSE                        1,619            1,392

INCOME BEFORE INCOME TAXES                          518              948
Income Tax Expense                                  187              372
                                                ------------------------
NET INCOME                                      $   331          $   576
                                                ========================



AJS Bancorp, Inc.
Financial Highlights
(unaudited)                                                September 30, 2003     December 31, 2002
                                                                         (In thousands)
Selected Financial Highlights:
------------------------------
Total assets                                                   $  239,488             $  222,570
Loans receivable, net                                             151,854                136,134
Securities                                                         44,209                 52,263
Deposits                                                          184,502                169,008
Federal Home Loan Bank advances                                    18,500                 16,000
Stockholders' equity                                               33,268                 33,646

Book value per share (1)                                            14.11                  14.32

Number of shares outstanding (2)                                2,357,923              2,350,338

                                                         Three months ended     Three months ended
                                                         September 30, 2003     September 30, 2002
                                                       (In thousands except per share information)

Selected Operations Data:
-------------------------
Total interest income                                          $    3,087             $    3,285
Total interest expense                                              1,257                  1,357
                                                        -----------------------------------------
Net interest income                                                 1,830                  1,928
Provision for loan losses                                             (10)                     0
                                                        -----------------------------------------
Net interest income after provision
for loan losses                                                     1,840                  1,928
Noninterest income                                                    297                    412
Noninterest expense                                                 1,619                  1,392
                                                        -----------------------------------------
Income before taxes                                                   518                    948
Income tax provision                                                  187                    372
                                                        -----------------------------------------
Net income                                                            331                    576
                                                        =========================================

Earnings per share, basic and diluted                          $     0.14             $     0.25


                                                         Three months ended     Three months ended
                                                         September 30, 2003     September 30, 2002

Selected Operating Ratios:
--------------------------
Return on average assets                                            0.55%                  1.04%
Return on average equity                                            3.97%                  6.96%
Interest rate spread during the period                              2.93%                  3.41%
Net interest margin                                                 3.20%                  3.74%
Average interest-earning assets to average interest-
   bearing liabilities                                            112.06%                112.39%
Efficiency ratio (3)                                               76.12%                 59.49%

                                                          Nine months ended      Nine months ended
                                                          September 30, 2003     September 30, 2002
                                                        (In thousands except per share information)
Selected Operations Data:
-------------------------
Total interest income                                          $    9,319             $    9,910
Total interest expense                                              3,850                  4,114
                                                        -----------------------------------------
Net interest income                                                 5,469                  5,796
Provision for loan losses                                             (61)                    20
                                                        -----------------------------------------
Net interest income after provision
for loan losses                                                     5,530                  5,776
Noninterest income                                                    855                  1,286
Noninterest expense                                                 4,623                  4,384
                                                        -----------------------------------------
Income before taxes                                                 1,762                  2,678
Income tax provision                                                  648                  1,015
                                                        -----------------------------------------
Net income                                                          1,114                  1,663
                                                        =========================================

Earnings per share, basic and diluted                          $     0.48             $     0.71


                                                         Nine months ended     Nine months ended
                                                        September 30, 2003     September 30, 2002

Selected Operating Ratios:
--------------------------
Return on average assets                                             0.62%                  1.04%
Return on average equity                                             4.42%                  6.87%
Interest rate spread during the period                               2.91%                  3.48%
Net interest margin                                                  3.20%                  3.86%
Average interest-earning assets to average interest-
   bearing liabilities                                             112.56%                113.84%
Efficiency ratio (3)                                                73.10%                 61.90%

                                                                   As of                As of
                                                           September 30, 2003     December 31, 2002
Asset Quality Ratios:
---------------------
Non-performing assets to total assets                                0.28%                  0.49%
Allowance for loan losses to non-performing loans                  319.49%                197.91%
Allowance for loan losses to loans receivable, gross                 1.37%                  1.51%

(1)  Shareholders' equity divided by number of shares outstanding.
(2)  Total shares issued, less unearned ESOP shares, and treasury shares.
(3) Non-interest expense divided by the sum of net interest income and non-interest income.